Exhibit 10.1

AMENDMENT TO THE BIO-RAD LABORATORIES, INC.
2007 INCENTIVE AWARD PLAN

Bio-Rad Laboratories, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), previously adopted the Bio-Rad Laboratories, Inc. 2007 Incentive Award Plan (as amended from time to time, the “Plan”) on March 19, 2007, and the Plan was approved by the stockholders of the Company on April 24, 2007. Section 14.1 of the Plan allows the Board of Directors of the Company to amend the Plan in certain respects at any time or from time to time.

In order to amend the Plan in certain respects, this Amendment to the Plan has been adopted by a resolution of the Board of Directors of the Company on March 19, 2014, subject to approval by the stockholders of the Company at its Annual Meeting of Stockholders held on April 22, 2014. This Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

1. Effective upon the approval of this Amendment by the stockholders of the Company, Section 2.23 of the Plan is hereby amended to read in its entirety as follows:

“2.23 “Performance Criteria” means the criteria that the Board selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: gross or net sales or revenues; net income; pre-tax income; operating income; cash flow (including, but not limited to, operating cash flow and free cash flow); earnings per share; operating margin; return on equity; return on invested capital or assets; cost reductions or savings; improvements in expense levels; working capital; funds from operations; appreciation in the Fair Market Value of Stock; total stockholder return; implementation or completion of critical projects or initiatives or milestones related to such projects; regulatory body approval for commercialization of a product; segment or product market share; product development; acquisitions or sales of assets (including intellectual property) or subsidiaries; in-licensing and out-licensing of intellectual property; particular operating or financial ratios; customer acquisition, expansion and retention or any combination of the foregoing; earnings before or after any one or more of the following items: interest, taxes, depreciation or amortization; and other strategic initiatives. The Board shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.”

2. Effective upon the approval of this amendment by the stockholders of the Company, Section 3.1(a) of the Plan is hereby amended to read in its entirety as follows:

Subject to Article 11 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be 2,250,360 shares; provided, however, that no more than 2,250,360 shares of Stock may be delivered upon the exercise of Incentive Stock Options.

The undersigned, Shawn M. Soderberg, Executive Vice President, General Counsel and Secretary of the Company, hereby certifies that the Board and the stockholders of the Company adopted the foregoing Amendment as stated above.

Executed at Hercules, California this 25th day of April, 2014.

/s/ Shawn M. Soderberg
Shawn M. Soderberg
Executive Vice President, General Counsel & Secretary